Exhibit 99.1

Preliminary estimate of the Company’s selected fourth quarter 2022 financials

We have prepared the following preliminary financial information to present our estimated results for the three months ended December 31, 2022. We have prepared such information in good faith based upon our internal reporting and accruals as of and for the three months ended December 31, 2022. Such estimates are preliminary and inherently uncertain and subject to change as we finalize our financial and operating data for the fourth quarter of 2022. There can be no assurance that our final results for the fourth quarter of 2022 will not differ materially from these estimates. During the course of the preparation of our consolidated financial statements and related notes as of and for the three months ended December 31, 2022, we may identify items that could cause our final reported results to be materially different from the preliminary financial estimates presented herein. Important factors that could cause actual results to differ from our preliminary estimates are set forth under the headings “Risk factors” and “Cautionary note regarding forward-looking statements.”

The preliminary estimates presented below have not been audited, reviewed or compiled by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this information. In addition, the below information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information but, in our view is reasonable, reflects the best currently available estimates and judgments, and presents our expected performance.

The preliminary estimates presented below should not be viewed as a substitute for full interim financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). In addition, these preliminary estimates for the three months ended December 31, 2022 are not necessarily indicative of the results to be achieved for any future period.

Based on the information and data currently available, although our results of operations for the three months ended December 31, 2022 are not yet final, we estimate, on a preliminary basis, that revenue will be within a range of $166.0 million to $168.0 million for the three months ended December 31, 2022, as compared to $167.4 million for the three months ended September 30, 2022.

Based on currently available information, we also estimate that our capital expenditures will total $19.0 million to $21.0 million during the three months ended December 31, 2022, compared to $4.6 million during the three months ended September 30, 2022, and $29.0 million to $31.0 million for the year ended December 31, 2022, compared to $14.8 million for the year ended December 31, 2021.

In addition, we estimate that our net income will be within a range of $7.0 million to $11.0 million for the three months ended December 31, 2022, as compared to $14.3 million for the three months ended September 30,

2022, and our Adjusted EBITDA will be within a range of $29.5 million to $31.5 million for the three months ended December 31, 2022, as compared to $32.6 million for the three months ended September 30, 2022.

Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA, see “—Summary historical financial data—Non-GAAP financial measures” below. The following table presents a reconciliation of the Company’s non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net income (loss) for the three months ended December 31, 2022 (estimated) and 2021 (actual):

	Three months ended December 31, 2022		Three months ended September 30, 2022
(in thousands) (unaudited)	Low	High	Actual
Net income	$7,000	$11,000	$14,286
Interest expense, net	8,050	8,000	7,991
Provision for income taxes	100	300	489
Depreciation	7,250	7,050	6,593
Amortization of intangibles	2,900	2,800	2,896
Loss on revaluation of contingent liabilities(1)	250	200	46
Gain on extinguishment of debt	—	—	(2,843)
Restructuring charges	2,150	650	729
Stock-based compensation and cash award expense	2,150	2,100	1,113
(Gain) loss on sale of property and equipment	(400)	(600)	1,242
Legal fees and settlements(2)	50	—	10

Adjusted EBITDA	$29,500	$31,500	$32,552

(1)	Amounts relate to the revaluation of contingent liabilities associated with the Company’s 2018 acquisitions.
(2)	Amounts represent fees, legal settlements or accruals associated with legal proceedings brought pursuant to the Fair Labor Standards Act and/or similar state laws.